                                                                    EXHIBIT 10.9

                                  EXHIBIT A
                         ST. ANTHONY PUBLISHING, INC.
                 NON-QUALIFIED STOCK APPRECIATION RIGHTS PLAN
                               FOR KEY EMPLOYEES


         As of January 1, 1990, St. Anthony Publishing, Inc. hereby establishes a Stock Appreciation Rights Plan for its Key Employees.

         1. Purpose of Plan. The Non-Qualified Stock Appreciation Rights Plan
            ---------------
for Key Employees ("Plan") created hereby is intended to advance the interest of St. Anthony Publishing, Inc. a Delaware Corporation ("Company"),by encouraging and enabling selected key employees upon whose judgment and initiative the Company is dependent for the successful conduct of its business, to acquire an interest in the Company by ownership of the Units granted under the Plan ("Units).

         2. Administration of Plan. The Plan shall be administered by the Board
            ----------------------
of Directors of the Company ("Board"), which shall consist of Eugene W. Lorenz, Richard C. Henry and a third person mutually agreeable to them. Currently, such third person is Ronald D. West, Esq. The Board shall have full and final authority in its discretion, subject to the provisions of the Plan, to determine the individuals to whom and the time or times at which Units shall be granted, to construe and interpret the Plan, and to make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Plan. All Such actions and determinations shall be conclusively binding for all purposes and upon all persons.

     3.  Eligibility.  The Board shall, from time to time, determine the key
         -----------
employees of the Company who shall be granted Units under the Plan ("Participants"). A Participant may be granted an additional Unit or Units if the Board shall so determine. The granting of a Unit shall not effect any outstanding Unit previously granted to a Participant under the Plan.

     4.  Units Subject to the Plan.  The aggregate number of Units which may be
         -------------------------
issued under the Plan is Two Thousand Five Hundred (2500).

     5.  Stock Appreciation Rights.
         -------------------------

     (a) A stock appreciation right is the right of the holder of each Unit to receive, as additional compensation for services rendered to the Company, payments based upon the appreciation in the value of the Company after the date of grant of such Unit. The value of each Unit shall be one one-hundreth of one percent (0.01%) of the excess of the Fair Market Value of the Company over the Base Value of the Company as established by the Board for the year in which the Unit is issued. This excess shall be referred to as the "Appreciation Value." If all Two Thousand Five Hundred (2,500) Units are issued, the Participants shall collectively be entitled to twenty percent (20%) of the Appreciation Value of the Company. For Units issued effective January 1, 1990, the Base Value of the Company shall be Forty Million ($40,000,000.00) Dollars. The Base Value of the Company subsequent to that date shall be as set forth in the most recent Base Value Certificate executed by the Company and the Principal Shareholders prior to the date of issuance of the Units. The first $40 million of proceeds of principal payments received upon a sale of the Company shall be distributed or paid to Eugene Lorenz and Richard Henry.
     (b) The Base Value of the Company shall be reduced One Dollar ($1.00) for each One Dollar ($1.00) of cash and the fair market value of property (i) distributed by the Company to Eugene Lorenz or Richard Henry (collectively, "Principal Shareholders") in excess of the Company's Accumulated Current Distributable Cash Profits, or (ii) received by the Principal Shareholders in exchange for any portion of their stock in the Company.
     The intent of this paragraph 5(b) is to provide a mechanism for adjustment of the values used in determining payments due to the Participants in the event that the Principal Shareholders (i) sell off less than all of the stock of the Company, or (ii) withdraw cash from the Company in excess of the cumulative cash profits produced by the Company beginning with the date of grant of the Units. Cash profits that the Principal Shareholders may withdraw without affecting Base Value do not include any profits realized on the sale of assets other than in the ordinary course of business, such as a sale of a newsletter or a group of newsletter.

     (c) As used in this paragraph, the term "Accumulated Current Distributable Cash Profits" shall mean the cumulative net profit of the Company as consistently reflected on the Company's internal financial statements beginning with the statement for the calendar year 1990, without taking account of gains or losses realized by the Company in connection with the sale, exchange or other transfer of assets other than in the ordinary course of business. For example, the sale by the Company of all of its rights in a particular newsletter shall not be taken into account in determining Accumulated Current Distributable Cash Profits. The Company and the Participants acknowledge that such financial statements reflect publishing income as received (not by the deferred subscription method) and consulting income as invoiced, and expenses, including circulation costs, as they are incurred, and that the accounting methods used in preparing such financial statements may be changed from time to time to take account of changes in the Company's internal accounting policies and practices.

     (d) For example, if a Participant is granted two hundred (200) Units effective January 1, 1990, he or she would be entitled to receive payments from the Company upon the occurrence of the events discussed in paragraphs 6 and 8 of this Plan equal to two percent (0.01 percent per Unit times 200 Units) of the increase in the value of the Company over $40 million, so that if the Company were sold for $60 million, the Participant would, subject to the terms hereof, receive two percent (2%) of $20 million, or $400,000.

     If, however, prior to the occurrence of an event entitling a Participant to payments for his or her Units, the Company sold a group of newsletters for $5 million and distributed the proceeds of the sale to the Principal Shareholders (in addition to distributions to the Principal Shareholders of all of the Accumulated Current Distributable Cash Profits), the Base Value would be decreased to $35 million, and, upon the subsequent sale of the Company for $60 million, the Participant would be entitled to receive two percent (2%) of $25 million, or $500,000.

     6.  Payment Upon Retirement, Disability, Death or Involuntary Termination.
         ---------------------------------------------------------------------
     (a) In the event a Participant becomes Disabled, retires from the Company after attaining the then current retirement age of the Company as determined by the Board ("Normal Retirement"), dies, or is involuntarily terminated by the Company other than for Cause, the Company shall pay to such Participant or his or her estate, an amount equal to the Applicable Fraction (as defined in paragraph 6(d)) of the Appreciation Value of the Units of such Participant. The Appreciation Value is the excess of the current Fair Market Value of the Company over the Base Value at the time the Units were issued to the Participant. Such amount shall be payable pursuant to the provisions of paragraph 6(b). For example, assume that a Participant who is granted 100 Units effective January 1, 1990 is terminated by the Company other than for

Cause effective February 1, 1993. If the Fair Market Value of the Company at such date were $100 million, and the Base Value at such time remained at $40 Million. Appreciation Value would be $60 million, and the Participant's estate would be entitled to receive a payment equal to 1% x 3/7 x $60 million, or $257,142.

     (b) in the event that payments are due to a Participant pursuant to paragraph 6(a) (i.e. as a result of his or her death, Disability, Normal Retirement or involuntary termination of employment other than for Cause), such payments shall be made as follows:

          (i) Ten percent (10%) of the Appreciation Value shall be paid to the Participant, or his or her estate, within sixty (60) days of Participant's Disability, Normal Retirement, termination of employment other than for Cause or the appointment of a personal representative of the Participant's estate, whichever applicable.

         (ii) The remaining Appreciation Value of the Units of such Participant shall be paid in one hundred twenty (120) equal monthly payments of principal, together with interest on the unpaid principal balance at ten percent (10%) per annum, with the first payment due thirty (30) days after the date of the down payment pursuant to paragraph 6(b)(i).

               (iii) In the event that a Participant becomes entitled to payments pursuant to this paragraph 6, such Participant shall not be entitled to any payments pursuant to any other provision of this Plan, and his or her Units shall be deemed cancelled.

          (c) For purposes of determining Appreciation Value in the event that payments are required to be made pursuant to this paragraph 6, the Fair Market Value of the Company shall be the value of the Company as set forth in the most recently executed Certificate of Value as of the date of the Participant's death, onset of Disability Normal Retirement or involuntary termination of employment other than for Cause.

          (d) For purposes of this Plan, the terms set forth below shall be defined as follows:

               (i) A Participant shall be deemed "Disabled" or under a "Disability" when a duly qualified physician appointed by the Company certifies that the Participant is unable to perform the normal and regular duties of his or her employment with the Company on a substantially full-time basis by reason of any physical or mental impairment, provided that such disability has extended for a continuous period of at least twelve (12) months prior to such certification, which period shall not be deemed interrupted by a return to work for less than sixty (60) consecutive days.

          (ii) "Termination Without Cause" of a Participant prior to a Sale of the Company shall mean the termination by the Company of the Participant's employment with the Company without Cause. For purposes of this paragraph 6(d)(ii), "Cause" shall mean the failure of an employee to perform the duties reasonably assigned him or her by the Board in an efficient and competent manner, repeated unexcused absence from work, the commission of an act of insubordination in connection with employment with the Company or the commission of an act involving moral turpitude or indictable as a felony.

         (iii) Applicable Fraction shall mean one-seventh (1/7) multiplied by the number of complete years that have elapsed after the date of the grant of Units with respect to a Participant as of the earlier of the date of death, onset of disability, Normal Retirement or Termination Without Cause.

     7.  Termination of Employment for Cause or Voluntary Termination. In the
         -------------------------------------------------------------
event that a Participant's employment with the Company is terminated for Cause, or if the Participant terminates his or her employment with the Company for any reason other than death, Disability or Normal Retirement, all Units held by such Participant shall lapse and be of no further force and effect, and the Employee shall be entitled to no payments with respect to such Units.

     8.   Payments Upon a Sale of the Company.
          -----------------------------------

     (a) The Principal Shareholders agree that in the event of a Sale of the Company, they will reserve and set aside, or cause the Company to reserve and set aside, the aggregate of the Appreciation Value for all Units issued under the Plan for which payments are required to be made pursuant to this paragraph
8.  For purposes of this Plan, "Sale of the Company" shall include either:
(i) the sale or other disposition by the Company to a third party of all or any portion of the Company's assets other than in the ordinary course of business ("Sale of Assets"); or (ii) the sale, transfer or other disposition (other than by gift or testamentary transfer) by the Principal Shareholders of any portion of the Company's issued and outstanding capital stock ("Sale of Stock").

     (b) After the Principal Shareholders have received principal payments equal to the then applicable Base Value, the Company (or the Principal Shareholders) shall reserve and set aside one one-hundredth of one percent (0.01%) of each other cash payment of principal received from the sale of the Company with respect to each Unit then outstanding. A Participant entitled to payments under paragraph 6 shall not be entitled to additional Appreciation Value resulting from a Sale of the Company. The Principal Shareholders shall be entitled to receive the balance of each such payment. Each Participant shall have as his or her unvested interest in the amount so reserved and set aside a percentage, the numerator of which is the total number of Units owned by the Participant, and the denominator of which is the total number of Units with respect to which payments are made pursuant to this paragraph 8. In the event of a Sale of the Company calling for payments to be made other than by cash in full at settlement, the Principal Shareholders shall be entitled to receive the Base Value plus interest at the rate of ten percent (10%) per annum in addition to the principal payments required hereunder, before any amount shall be payable to or set aside for the Participants.

          (c) The interest of each Participant in the amount reserved as set aside under paragraph 8(b) shall vest upon the earliest to occur of: (i) when he or she renders to the Company or the purchaser of the Company's business ("Purchaser") or an entity created or existing to manage the Purchaser's business ("Management Entity"), for a period of three (3) years after a Change in the Control of the Company (as defined in paragraph 8(g)), services substantially the same as those rendered to the Company by such Participant prior to such closing; (ii) when he or she dies, becomes Disabled, is Terminated Without Cause (as defined in paragraph 8(h)) or retires after attaining the then current retirement age of the Company, the Purchaser or the Management Entity, as the case may be, on any date subsequent to the Change of Control; or (iii) the time set forth in the notice of grant of Units with respect to such Participant. Upon vesting, a Participant's interest in the amount reserved.

and set aside shall be distributed immediately to such Participant or his or her estate.
     In the event a Participant's interest does not vest because he or she either voluntarily terminates his or her employment with the Company, the Purchaser or a Management Entity (other than as a result of death or Disability), or the participant is Terminated for Cause, within the above mentioned three (3) year period, such Participant shall have no further interest in the company, the Units or the amount so reserved and set aside with respect to his or her Units and his or her interest in the amount so reserved and set aside shall be distributed immediately to the Principal Shareholders.
     (d) For purposed of determining Appreciation Value in the event that payments are required to be made pursuant to this paragraph 8, the Fair Market Value of the Company shall be deemed to be the aggregate net proceeds (excluding interest payments) received by the Company (in the case of a Sale of Assets) or the Principal Shareholders (in the case of a Sale of Stock) for such assets or stock, reduced by all expenses and liabilities of the Company (in the case of a Sale of Assets) not assumed by the Purchaser and such other liabilities and expenses the Purchaser requires the Principal Shareholders to pay.
     In the case of a sales or exchange of less than all of the issued and outstanding capital stock of the Company, Appreciation Value shall be determined by multiplying the then applicable Base Value by a percentage, the numerator of which shall be the number of shares of the Company's stock sold or exchanged, and the denominator of which shall be the total number of shares of the Company's stock issued and outstanding immediately before such sale or exchange. The Base Value for all future transactions shall be equal to the Base Value prior to the Sale of the Company, less the reduction in Base Value attributable to the partial sale. In the event of a subsequent sale or exchange of the capital stock of the Company held by the Principal Shareholders, or of a sale of all or substantially all of the assets of the Company, the Participants shall be entitled (subject to the provisions of this Paragraph 8) to additional payments, but only to the extent attributable their percentage ownership interest immediately prior to such subsequent sale or exchange.

     For example, if the Principal Shareholders were to sell 70,000 of the 100,000 issued and outstanding shares of capital stock of the Company for an amount yielding net proceeds of $70 million, and if the Base Value as of the date of the transaction was $40 million, the Base Value payments to the Principal Shareholder would be $28 million ($40 million x 70,000/100,000), the Appreciation Value at such time would be $42 million ($70 million minus $28 million). The remaining Base Value to be applied to future transactions would be adjusted to $12 million ($40 million original Base Value less $28 million applied in the Sale of the Company.) If the

Principal Shareholders subsequently sold the remaining 30% of the capital stock for $50 million, the Participants would be entitled to payments based upon additional Appreciation Value of $38 million ($50 million minus $12 million.) If, however, instead of a sale of the remaining thirty percent (30%) of the capital stock, the Company were to sell all or substantially all of its assets, the Participants would be entitled to payments based upon thirty percent (30%) of the net proceeds received with respect to such assets. For example, if the sale price of all of the assets of the Company were $150 million, the Participants would be entitled to payments based upon an additional Appreciation Value of $33 million [$45 million (30% x $150 million) of consideration allocable to the Principal Shareholders, less $12 million of remaining Base Value.]

     (e) The following example illustrates the disposition of payments in the event of a Sale of the Company which involves deferred or contingent consideration. Assume that the Company were sold for a total purchase price of $70 million, but that under the terms of the acquisition $50 million was to be paid in cash at the closing and the remaining $20 million over the following three (3) years in equal quarterly installments of principal with interest on the unpaid balance. If the applicable Base Value at such time were $40 million, and Two Thousand (2,000) Units were then outstanding, the Principal Shareholders would receive, in cash, at the closing, $40 million. Two million would be reserved and set aside for the

Participants (2,000 Units x .01% per Unit = 20% x $10 million = $2 million) and the remaining $8 million would be paid to the Principal Shareholders. Upon receipt of payments under the deferred payment obligation, twenty percent (20%) of each payment would be reserved, set aside and paid as set forth in paragraphs 8(b) and 8(c), and the remainder would be paid to the Principal Shareholders. If for any reason outside the control of the Company or the Principal Shareholders the full amount of a payment due on a deferred obligation were not received when due, the Participants would receive only their share based on the amount actually received, less attorneys fees and other costs incident to collection.

     (f) In the event all or a portion of the net proceeds received by the Company or the Principal Shareholder upon a Sale of the Company is in the form of marketable securities, the value of such securities for the purpose of determining the Appreciation Value shall be (i) the last sale price of the security on the stock exchange on which the security was primarily traded, but if no securities were traded on such date, then the last previous date on which the security was so traded, or if none of the above is applicable, the value of the security as established by an appraiser appointed by the Company in accordance with generally accepted valuation principles; or (ii) the average of the bid and asked prices at which the security is traded on the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotation System.

        (g) "Change of Control" as used herein shall occur as of the date that the Principal Shareholders, in the aggregate, cease to own at least fifty percent (50%) of the Company's issued and outstanding capital stock, or the date of closing of a Sale of Assets comprising all or substantially all of the assets of the Company.

        (h) "Termination Without Cause" of a Participant subsequent to a Change of Control shall mean the termination of the Participant's employment with the Company, the Purchaser or an entity created or existing to manage the Purchaser's business, without Cause. For purposes of this paragraph 8(c), "Cause" shall mean the conviction of the employee of a crime involving moral turpitude or chronic and repeated unexcused absences from work.

         9.   Payments Upon a Public Offering.  In the event the Company elects
              -------------------------------
to register a class of its equity securities for sale to the public ("Public Offering"), the Company shall have the option, exercisable at its sole discretion, to make payments to the Participants in full satisfaction of the obligations created hereunder, with respect to all Units outstanding as of the date of the closing of the Public Offering. In the event that the Company makes payments pursuant to this paragraph 9, the recipients of such payments shall not be entitled to any payments pursuant to any other provision of the Plan, and such Participants' Units shall be deemed cancelled.

     The amount payable with respect to each Unit satisfied pursuant to this paragraph shall be the Appreciation Value of such Unit. In calculating Appreciation Value the Fair Market Value of the Company shall equal the price that the Company's shares are sold in the Public Offering multiplied by the total number of shares of the Company's issued and outstanding capital stock after the closing of the offering. The Company shall have the option to make payments pursuant to this paragraph 9 over a ten (10) year period in accordance with the provisions of paragraph 6(b) hereof.

     10.  Insurance.  If requested by the Company, a Participant shall submit to
          ---------
such physical examinations and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable the Company to obtain life, health or disability insurance on the Participant for the benefit of the Company. At the election of the Company, such insurance shall be held in trust.

     11.  Granting of Units.  The granting of a Unit shall take place upon the
          -----------------
approval of the Board, the delivery to the Participant of Notice of such grant and the execution and delivery by the Participant to the Company of an agreement to be bound by the terms and provisions of this Plan.

     12.  Issuance of Unit Certificates.  Each Participant shall be entitled to
          -----------------------------
receive an appropriate Certificate evidencing his or her Unit(s) and referring to the terms and conditions of this Plan.

        13.  No Claim to Stock Ownership or Employment Rights. No person shall
             ------------------------------------------------
have any claim or right to be granted Units under this Plan. No Participant shall be entitled to voting rights, dividends, claims upon liquidation or other incidents of stock ownership except as otherwise provided in this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any current or future employee of the Company any right to be retained in the employ of the Company.

        14.  Tax Withholding. The Company, as appropriate, shall have the right
             ---------------
to deduct from cash payments made to any Participant, all federal, state or local taxes required by law to be withheld with respect to such cash payments.

        15.  Expenses of Plan. The expenses of administering the Plan shall be
             ----------------
borne by the Company.

        16.  Reliance on Reports. Each member of the Board shall be fully
             -------------------
justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and upon any other information furnished in connection with the Plan by any person or persons other than himself or herself. In no event shall any person who is or shall have been a member of the Board be liable for any determination made or other action taken or any omission to act and reliance upon any such report or any action including the furnishing of information taken or failure to act, if in good faith.

         17. Indemnification. Each person who is or shall have been a member of
             ---------------
the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense, including attorney's fees, that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or which he or she may be involved by reason of any action taken in good faith under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of judgment in any action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company's Article of Incorporation or Bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

         18. Effective Date of the Plan. The effective date of the Plan shall be
             --------------------------
January 1, 1990.

         19. Amendments or Termination of the Plan:
             -------------------------------------
Variances. All provisions of the Plan (including the form of the Unit
- ---------
certificate(s)) may at any time, or from time to time, be terminated, modified or amended by the Board; provided however, that no Unit at any time outstanding under the Plan, may be cancelled or modified in a manner detrimental to a Participant without the consent of such Participant.

     20. Non-Transferability of Units. No Unit shall be transferable or
         ----------------------------
assignable, voluntarily or involuntarily, by a Participant under any circumstances whatsoever including by operation of law or in accordance with the laws of descent and distribution. No Unit shall be pledged or hypothecated in any way and no Unit shall be subject to execution, attachment or similar process. Any such prohibited transfer, assignment, pledge or hypothecation, shall be null and void and shall entitled the Company, at the discretion of the Board, to purchase all Unit(s) owned by such Participant for a price equal to One Dollar ($1.00) per Unit.

     21. Federal Income Tax Consequences of Unit Issuance and Ownership. Units
         --------------------------------------------------------------
granted under the Plan are intended by the Company to be a form of unfunded deferred compensation to the Participant, and shall not constitute "property" as that term is used in Internal Revenue Code Section 83 or the regulations promulgated thereunder. As such, the Company understands that, upon grant of Units to Participants, the Company will not be entitled to any tax deduction and the Participants will not be required to recognize any income. At the time that payments are made to Participants pursuant to this Plan, the Company understands that it will be entitled to deduct the payments made to the Participants as compensation for services rendered, and that the Participants will be required to recognize compensation, taxable as ordinary income and subject to normal tax withholding requirements. Participants are encouraged to consult their own tax advisors with regard to proper reporting of the tax consequences of their rights under this Plan.

     22. Notices. Any notice required or permitted hereunder shall be deemed
         -------
validly given if delivered by hand, facsimile transmission or by certified mail, return receipt requested, to the Company at its principal place of business and to each Participant at the address of his or her principal residence as the same shall appear in the books and records of the Company.

     23. Gender. Where the context so requires, the masculine gender shall be
         ------
construed to include the feminine and/or neuter and vice versa, and the singular shall be construed to include the plural and the plural the singular.

     24. Invalid Provision. In the event that any term of the Plan shall be held
         -----------------
invalid, illegal or unenforceable, in whole or in part, neither the validity of the remaining part of such term nor the validity of the remaining terms of the Plan shall in any way be affected thereby.

     25. Governing Law. The plan shall be interpreted, construed, and enforced
         -------------
in accordance with the laws of the Commonwealth of Virginia, notwithstanding that state's choice of law principles and statutes.

     26.  Entire Agreement.  This writing constitutes the entire Non-Qualified
          ----------------
Stock Appreciation Rights Plan for Key Employees of the Company, and any other representation, inducement, promise or agreement, whether oral or written, which pertains to the Plan or the rights granted herein and not embodied herein shall be of no force and effect.

     27.  Binding Effect.  The provisions of this Plan shall be binding upon and
          --------------
inure to the benefit of the Company and its successors and assigns and to the Participants and their heirs and personal representative.

     IN WITNESS WHEREOF, St. Anthony Publishing, Inc. has caused this instrument to be executed in its name and on its behalf this 9th day of April, 1996.


ATTEST:                                 St. Anthony Publishing, Inc.,
                                        a Delaware Corporation


/s/ signature appears here              By:  /s/ Richard C. Henry, PRESIDENT
- ----------------------------------         -----------------------------------
Secretary                                  Richard C. Henry, President


WITNESS:


/s/ signature appears here                /s/ Richard C. Henry
- ----------------------------------        ------------------------------------
                                          Richard C. Henry


/s/ signature appears here                /s/ Eugene W. Lorenz
- ----------------------------------        ------------------------------------
                                          Eugene W. Lorenz